Exhibit 4.2

Execution Version

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 15, 2019, is among Antero Midstream Partners LP, a Delaware limited partnership (the “Partnership”), Antero Midstream Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), Antero Midstream Corporation, a Delaware corporation (the “Parent Guarantor”), each of the other parties identified on the signature page hereto (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, a national banking association, as Trustee (the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture (as defined herein).

RECITALS

WHEREAS, the Issuers, the Subsidiary Guarantors and the Trustee are parties to an Indenture, dated as of September 13, 2016, as supplemented by that First Supplemental Indenture, dated as of January 17, 2017 (the “Indenture”), pursuant to which the Issuers have issued $650,000,000 in principal amount of 5.375% Senior Notes due 2024 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture (subject to certain exceptions not applicable);

WHEREAS, (a) the consent of the holders of the outstanding Notes has been solicited to the amendments of the Indenture set forth in Article II of this Supplemental Indenture (the “Consented Amendments”) upon the terms and subject to the conditions set forth in the Issuers’ Consent Solicitation Statement, dated April 1, 2019, and (b) the Issuers have received, and have delivered to the Trustee evidence of, the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes to the Consented Amendments;

WHEREAS, the Parent Guarantor wishes to execute and deliver to the Trustee a supplemental indenture pursuant to which the Parent Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, without the consent of any holders of the Notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture to allow any Guarantor to execute a supplemental indenture;

WHEREAS, the Issuers desire to enter into, and have requested the Trustee to join with them, the Parent Guarantor and Subsidiary Guarantors in entering into, this Supplemental Indenture for the purpose of amending the Indenture to give effect to the Consented Amendments and the Note Guarantee as permitted by Sections 9.01 and 9.02 of the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the

Parent Guarantor, of the Subsidiary Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Parent Guarantor, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE I

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Parent Guarantor, the Subsidiary Guarantors and the Trustee.

ARTICLE II

Section 4.03(a) of the Indenture is hereby amended and restated in its entirety as follows:

“(a)         Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Antero Midstream Partners shall furnish (whether through hard copy or internet access) to the Holders of Notes and the Trustee, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Antero Midstream Partners were required to file such reports; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if Antero Midstream Partners were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided, however, that if at any time Antero Midstream Partners is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, it may complete any of the reports referred to in clauses (1) and (2) of this Section 4.03(a) as though its only registered securities were the Notes. Each annual report on Form 10-K will include a report on Antero Midstream Partners’ consolidated financial statements by Antero Midstream Partners’ independent registered public accounting firm.

So long as Antero Midstream Partners is a consolidated Subsidiary of Antero Midstream Corporation (or another parent company) for financial reporting purposes, Antero Midstream Partners may satisfy its obligations under this Section 4.03 with respect to the information specified in clauses (1) and (2) of this Section 4.03(a) by furnishing the corresponding reports of Antero Midstream Corporation (or such other parent company), within the time periods specified in the SEC’s rules and regulations for filing such corresponding reports; provided, however, that Antero Midstream Corporation (or such other parent company) has fully and unconditionally guaranteed the Notes pursuant to a supplemental indenture. The availability of the reports of Antero Midstream Partners specified in clauses (1) and (2) above or, to the extent set forth in this Section 4.03(a), the corresponding reports of Antero Midstream Corporation (or such other parent company), on the SEC’s EDGAR filing system (or any successor filing system) or a publicly available website of Antero Midstream Partners or Antero Midstream Corporation (or such other parent company) will be deemed to satisfy the foregoing delivery requirements.

The Trustee shall have no obligation to determine if and when the reports, information and documents of Antero Midstream Partners are filed with the Commission via the EDGAR system and available on the Commission’s EDGAR website.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Antero Midstream Partners’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

Any and all Defaults or Events of Default arising from a failure to comply with this Section 4.03 shall be deemed cured (and Antero Midstream Partners shall be deemed to be in compliance with this Section 4.03) upon furnishing or filing such information or report as contemplated by this covenant (but without regard to the date on which such information or report is so furnished or filed); provided that such cure shall not otherwise affect the rights of Holders under Section 6.01 hereof if all outstanding Notes shall have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.”

ARTICLE III

Section 3.01. Agreement to Guarantee. The Parent Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

Section 3.02. No Recourse Against Others. No past, present or future director, officer, partner, member, employee, incorporator, manager, unit holder or other owner of an Equity Interest of the Parent Guarantor, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

ARTICLE IV

Section 4.01. Full Force and Effect. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 4.02. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent Guarantor, the Subsidiary Guarantors and the Issuers.

Section 4.03. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 4.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 4.05. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

ANTERO MIDSTREAM PARTNERS LP
By: Antero Midstream Partners GP LLC, its general partner

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM FINANCE CORPORATION

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM LLC
ANTERO TREATMENT LLC
ANTERO WATER LLC

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM CORPORATION

By:	/s/ Alvyn A. Schopp
Name: Alvyn A. Schopp
Title: Chief Administrative Officer, Regional Senior Vice President and Treasurer

Signature Page to Second Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name:	Patrick Giordano
Title:	Vice President

Signature Page to Second Supplemental Indenture